GC China Turbine Corp. Delays Filing of Annual Report on Form 10-K for 2011

NEW YORK, NY--(Marketwire -04/16/12)- GC China Turbine Corporation (“GC China” or the “Company”) (OTC.BB: GCHT.OB) today announced that it will be unable to file its Annual Report on Form 10-K for the year ended December 31, 2011 (the “Form 10-K”) within the extended filing deadline provided under Rule 12b-25 of the Securities Exchange Act of 1934, as amended. GC China is unable to meet this deadline due to the change of its principal independent registered public accounting firm in the 4th quarter of 2011, and the additional time required by its new principal independent registered public accounting firm in reviewing and auditing its financial statements.

GC China is currently working to finalize its Form 10-K and expects to file it before May 10, 2012. However, no assurance can be given as to the exact date that the Form 10-K will be completed and filed. Moreover, GC China cannot provide assurance that the ongoing process to complete the Form 10-K will not negatively affect its ability to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

About GC China Turbine Corp.

GC China is a manufacturer of state-of-the-art 2-blade and 3-blade wind turbines based in Wuhan City of Hubei Province, China. The Company holds a license to manufacture what it believes is a groundbreaking technology which meets rigorous requirements for low cost and high reliability. For more information visit: www.gcchinaturbine.com.

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements” as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Exchange Act. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such statements typically involve risks and uncertainties and actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors. Such factors include, among others, the timetable for filing the Form 10-K for the fiscal year ended December 31, 2011 and Form 10-Q for the fiscal quarter ended March 31, 2012. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report on Form 10-K, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Todd M. Pitcher
Aspire Clean Tech Communications
Phone: 760-798-4938